OCTOBER 23, 2013

FOCUS GOLD CORPORATION

The undersigned hereby resigns as an officer, director, consultant, employee and agent of Focus Gold Corporation, on his own behalf and on behalf of Carbon Energy Handling, Inc. and Gordon F. Lee Group, LLC , effective immediately

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GORDON F. LEE